Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A and related Prospectus, of our report dated March 15, 2016, relating to the consolidated financial statements of ImageWare Systems, Inc., and the effectiveness of ImageWare Systems, Inc.’s internal control over financial reporting, as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015.  We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.
/s/ Mayer Hoffman McCann P.C.
San Diego, California
December 9, 2016